Exhibit (a)(5)(ii)

AmerInst Insurance Group, Ltd.

Press Release

Media Contact

Ronald Katch

Katch, Tyson & Company, CPAs

Tel. 847-446-3700

For Immediate Release: January 12, 2005

AMERINST EXTENDS EXPIRATION DATE FOR TENDER OFFER

Hamilton, Bermuda — AmerInst Insurance Group, Ltd., a provider of reinsurance protection for CPA firms, today announced the extension of the expiration date of the tender offer being made through its indirect wholly owned subsidiary, AmerInst Investment Company, Ltd. (“Investco”), to purchase up to 60,000 of its outstanding common shares at a price per share of not less than $60.00 nor in excess of $75.00 per share.

The tender offer, which was originally scheduled to expire at 12:00 Midnight, Eastern time, on Tuesday, January 18, 2005, will now expire at 12:00 Midnight, Eastern time, on Friday, January 21, 2005, unless extended further. Tenders of shares must be made on or prior to the expiration of the tender offer, and shares may be withdrawn at any time on or prior to the expiration of the tender offer.

Approximately 49,000 shares have been tendered as of January 11, 2005.

Any questions concerning the tender offer may be directed to USA Risk Group of Vermont, Inc., the depositary for the tender offer, at (800) 422-8141. Copies of the Offer to Purchase, as amended, and other documents describing the terms of the tender offer and Letter of Transmittal for use in making tenders may be obtained from USA Risk Group of Vermont, Inc. The Offer to Purchase, as amended as of January 12, 2005, is being mailed to shareholders and will be made available for distribution to beneficial owners.

About AmerInst

AmerInst was formed in 1988 with the mission to provide direct insurance coverage for CPAs. The Company was originally created to write direct insurance business and shifted its focus to the re-insurance market. If primary insurance markets continue to harden, the Company stands ready to directly underwrite primary coverage up to $1,000,000 for its shareholders or other CPA firms that might seek primary malpractice coverage. The Company currently provides reinsurance protection for approximately 24,000 insured CPA firms that are located throughout the United States. In 1999, the Company was re-domesticated to Bermuda, in order to enhance its ability to provide services to its stakeholders and the long-term benefit of its shareholders.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding AmerInst’s objectives, its business strategies and results of operations, which are based upon management’s beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are subject to a number of risks and uncertainties that could cause the outcome of these events to differ materially from our expectations today. Our plans for the business may change based on intervening or unexpected events. There are also risks and uncertainties associated with our future financial performance. There are additional factors that could cause results to differ materially from those described in the forward-looking statements found in this release. You can read about those factors in the reports filed by AmerInst with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). AmerInst undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY, AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY OF THE COMPANY’S COMMON SHARES. THE SOLICITATION OF OFFERS TO BUY THE COMPANY’S COMMON SHARES IS BEING MADE ONLY PURSUANT TO THE TENDER OFFER DOCUMENTS, INCLUDING THE OFFER TO PURCHASE, AS AMENDED, AND THE RELATED LETTER OF TRANSMITTAL THAT AMERINST HAS DISTRIBUTED TO ITS SHAREHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, AS AMENDED, AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE OFFER TO PURCHASE, AS AMENDED, AND OTHER DOCUMENTS FILED BY AMERINST WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET SITE (HTTP://WWW.SEC.GOV) OR FROM THE DEPOSITARY, USA RISK GROUP OF VERMONT, INC., AT P.O. BOX 1330, MONTPELIER, VT 05601-1330, (800) 422-8141. SHAREHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

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